Exhibit 107:

Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

THE HOME DEPOT, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $3,956,562,500.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	2.700% Notes due 2025	457(r)	$500,000,000	99.825%	$499,125,000	$92.70 per million	$46,268.89

Fees to Be Paid	Debt	2.875% Notes due 2027	457(r)	$750,000,000	99.464%	$745,980,000	$92.70 per million	$69,152.35

Fees to Be Paid	Debt	3.250% Notes due 2032	457(r)	$1,250,000,000	99.481%	$1,243,512,500	$92.70 per million	$115,273.61

Fees to Be Paid	Debt	3.625% Notes due 2052	457(r)	$1,500,000,000	97.863%	$1,467,945,000	$92.70 per million	$136,078.50

TOTAL	—	—	—	$4,000,000,000	—	$3,956,562,500	$92.70 per million	$366,773.34